Balance sheet
At end of the day 31 May 2015
PJSC CB “PRIVATBANK”
(UAH thousand)
Item	Reporting period
1	2
ASSETS
Cash and cash equivalents	23 553 634
Mandatory reserves with NBU	-
Trading securities	44
Other financial assets designated at fair value through profit or loss	-
Due from other banks, including:	1 850 982
in foreign currency	1 850 982
impairment provisions	(21 780)
Loans and advances to customers, including:	179 181 911
Loans and advances to legal entities, including:	154 185 953
in foreign currency	63 063 203
impairment provisions	(13 078 981)
Loans and advances to individuals, including:	24 995 958
in foreign currency	4 804 289
impairment provisions	(10 061 311)
Investment securities available-for-sale, including:	1 381 457
impairment provisions	(2 654)
Investment securities held to maturity, including:	189 434
impairment provisions	-
Investments in associated companies and subsidiaries	434 797
Investment real estate	13 461
Current income tax prepayment	80 000
Deferred income tax asset	8 242
Fixed and intangible assets	2 930 350
Other financial assets, including:	25 997 400
impairment provisions	(197 375)
Other assets, including:	236 897
impairment provisions	(19 192)
Non-current assets held for sale (or disposal groups)	80 438
Total assets, including:	235 939 047
in foreign currency	99 797 670
LIABILITIES
Due to other banks, including:	33 591 712
in foreign currency	2 088 979
Customer accounts, including:	160 580 837
Accounts of legal entities, including:	43 035 626
in foreign currency	28 454 695
demand accounts of legal entities, including:	23 976 278
in foreign currency	12 912 068
Accounts of individuals, including:	117 545 211
in foreign currency	63 566 358
demand accounts of individuals, including:	22 360 115
in foreign currency	5 768 395
Debt securities in issue, including:	1 769
in foreign currency	-
Other borrowed funds	8 063 898
Current income tax liability	4 483
Deferred income tax liability	301 275
Provisions for liabilities	75 512
Other financial liabilities	2 582 652
Other liabilities	958 135
Subordinated debt	6 670 774
Liabilities directly associated with disposal groups held for sale	-
Total liabilities, including:	212 831 047
in foreign currency	108 322 459
EQUITY
Share capital	19 100 760
Share premium	20 102
Contributions received for new shares issued but not registered	-
Retained earnings	968 305
Reserves and other funds	1 448 006
Revaluation reserve	1 570 827
Total equity	23 108 000
Total liabilities and equity	235 939 047